[Letterhead for Jun He Law Office]

                              September 18, 1997

Asia Electronics Holding Co. Inc.
c/o Harney, Westwood & Riegels
Craigmuir Chambers
P.O. Box 71
Road Town, Tortola
British Virgin Islands


Re: Form F-1, Registration Statement under the Securites Act of 1933
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Gentlemen:

We have acted as counsel to Asia Electronics Holding Co. Inc., a British Virgin Islands corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form F-1, Registration No. 333-30743 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act").

We have examined the Registration Statement, the prospectus included in the Registration Statement (the "Prospectus"), and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the statements in the Prospectus under the caption "TAXATION--China Taxation," insofar as such statements constitute summaries of Chinese legal matters, fairly and accurately summarize the matters referred to.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Enforceability of Civil Liabilities and Certain Foreign Issuer Considerations," "Taxation" and "Legal Matters" in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Jun He Law Office

                                                     Jun He Law Office